Exhibit 99.6

INFORMATION ABOUT GSH

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company” or “GSH” refer to GSH and its subsidiaries.

Overview

GSH designs, builds and sells homes principally in South Carolina, with a smaller presence in Georgia. The geographical markets in which GSH presently operates its homebuilding business are currently high- growth markets, with substantial in-migrations and employment growth. GSH’s business historically consisted of both homebuilding operations and land development operations. Recently, GSH separated its land development operations and its homebuilding operations across separate entities in an effort to adopt best practices in the homebuilding industry associated with ownership and control of land and lots and production efficiency. Following the separation of the land development business, which is now primarily conducted by the Land Development Affiliates that are outside of the corporate structure of GSH, GSH employs an asset-light lot operating strategy, with a focus on the design, construction and sale of entry-level, first move up and second move up single-family houses. GSH principally builds detached single-family houses, and, to a lesser extent, builds attached single-family houses, including duplex houses and town houses.

Under its asset-light lot operating strategy, GSH controls its supply of finished building lots through lot purchase agreements with third parties including the Land Development Affiliates, which provide GSH with the right to purchase finished lots after they have been developed by the applicable third party. These agreements require GSH to pay the counterparty a cash deposit equal to a portion of the total price of the lots for which it obtains a right to purchase. The lot purchase agreements permit GSH to terminate the agreements at the cost of its deposit, providing GSH with flexibility over its lot supply. GSH believes that the use of lot purchase agreements is a capital-efficient way of operating, as it provides GSH with the ability to amass a pipeline of lots without the same risks associated with acquiring and developing raw land. GSH intends to continue to leverage its asset-light lot operating strategy in furtherance of its growth objectives.

Since breaking ground on its first home in 2004, GSH has closed at least 11,000 home sales through December 31, 2022. In 2022, GSH was ranked by ProBuilder as the 25th and 41st builder nationally for starter and single-family homes, respectively, based on home closings in 2021.

The geographic markets in which GSH presently operates its homebuilding business combine positive population and employment growth trends, favorable migration patterns, and attractive housing affordability. GSH’s markets also offer lower state and local income taxes when compared to many other locations, and desirable lifestyle and weather characteristics. GSH believes these favorable factors have recently been amplified by the remote work phenomenon that followed as a result of the COVID-19 pandemic, which brought migration from large urban areas that are employment centers to areas in which GSH builds homes.

As GSH reviews potential geographic markets into which it could expand its homebuilding business, either organically or through strategic acquisitions, it intends to focus on selecting markets with positive population and employment growth trends, favorable migration patterns, attractive housing affordability, low state and local income taxes, and desirable lifestyle and weather characteristics. GSH believes that the Southeastern states generally offer these characteristics to a greater extent than other geographic regions of the country, and expects the Southeastern states to be the principal focus of any future expansion of its homebuilding business.

GSH presently operates in three major market regions in South Carolina: Midlands, Upstate, and Coastal, and one market in Georgia.

The standard terms of GSH’s existing lot purchase agreements provide GSH with the right to purchase finished lots at market prices from independent third-party land developers. GSH pays deposits based on the aggregate purchase price of the finished lots, typically 10% of the purchase price of the finished lots. The deposit is credited against the purchase price of the finished lots. These lot purchase agreements generally provide GSH with the right to purchase the lots pursuant to the terms and conditions of the agreement, or to terminate the agreement for any reason. If GSH declines to close on the purchase of the lots, its primary legal obligation and economic loss as a result of such termination is limited to the amount of the deposit paid.

In the future, GSH expects to enter into lot purchase agreements with the Land Development Affiliates on similar terms as described above, which, when combined with contracts GSH currently has with third-party developers, would, if entered into, give GSH or Land Development Affiliates the contractual right to acquire approximately 8,499 lots.

Substantially all of the land development activities GSH was previously engaged in, directly or indirectly, were transferred to the Land Development Affiliates when GSH repositioned itself as an asset-light home builder. Michael Nieri is the President, Chief Executive Officer and Chairman of the board of UHG and is also an owner and board member of Pennington Communities, LLC, an entity formed to be the sole manager of each of the Land Development Affiliates. As a result of their relationship, GSH expects to have available a reliable pipeline of finished lots developed by the Land Development Affiliates in the near future. Lots developed from land owned by the Land Development Affiliates will be sold to UHG at fair market value.

For any sales of lots to GSH by the Land Development Affiliates that occur following the Business Combination, the UHG Related Party Transactions Committee will be responsible for approving the terms of any such transaction, as well as other contracts or transactions between UHG or any of its subsidiaries, on the one hand, and Michael Nieri or any affiliate or associate of Mr. Nieri, on the other hand. The UHG Related Party Transactions Committee will establish and monitor procedures to be followed to ensure that sale prices reflect actual fair market value and will review all agreements and transactions entered into or to be entered into involving any of the Land Development Affiliates and UHG to ensure any such agreements and transactions are in arm’s length. However, because Mr. Nieri has material interests in the Land Development Affiliates, there may be situations in which UHG’s interests and Mr. Nieri’s interests are inherently not fully aligned in transactions that involve both UHG and one or more of the Land Development Affiliates, and in some cases Mr. Nieri’s interests may directly conflict with the interest of UHG. These conflicts may include, without limitation: conflicts arising from the enforcement of agreements between UHG and the Land Development Affiliates; conflicts in determining whether UHG may be able to obtain more beneficial terms by purchasing lots from other third-party developers; and conflicts in determining the terms of current or future agreements and transactions. These conflicts of interest may result in transactions whose terms or outcomes are less favorable to UHG than would otherwise be the case without such arrangements with the Land Development Affiliates.

GSH increased its revenues from approximately $432.9 million for the year ended December 31, 2021 to approximately $477.0 million for the year ended December 31, 2022. For the year ended December 31, 2022, GSH generated gross profit of 24.9%, adjusted gross profit of 26.0%, net income of approximately $69.5 million, an EBITDA margin of 15.9% and an adjusted EBITDA margin of 17.4%. Adjusted gross profit, EBITDA, adjusted EBITDA, and EBITDA Margin are non-GAAP measures. See “GSH’s Management Discussion and Analysis of Financial Conditions and Results of Operation — Non-GAAP Financial Measures” for a reconciliation of each measure to its most directly comparable GAAP measure.

Market Opportunity

GSH believes that there is a significant housing shortage in the United States, which provides GSH with an opportunity to increase an already strong position in the Southeastern U.S. market. Long-term favorable fundamentals of low housing inventory, high employment growth over a trailing five-year period, and affordability relative to the national average home price create an opportunity for GSH to expand its homebuilding operations in the Southeastern United States.

Of the four main U.S. regions, the south experienced the most favorable migration patterns, with more people moving in than moving out domestically between 2021 and 2022, according to the U.S. Census Bureau. The population in South Carolina increased by more than 10% from 2010 to 2022, with the state now the third fastest growing state by percentage of growth in the United States.

In addition, the COVID-19 pandemic accelerated many of the existing trends in the U.S. housing market, with demand increasing as many people migrated away from larger urban areas, a trend fueled by the increasing acceptance of remote work.

As of June 2022 the median age of a home in the United States was 39 years old. This rapidly aging resale stock, combined with an extremely low level of existing home inventory and a dearth of new home construction since the 2008 housing crisis highlights the significant and immediate need for additional housing supply. GSH believes that the South Carolina housing market, with the exception of the Charleston urban area, still remains affordable compared to many other markets. GSH believes that it is well-suited to meet this demand for new housing supply in the markets in which it operates based on its strong existing presence and reputation in the region.

GSH believes that its core markets in South Carolina are poised to benefit from the state’s economic expansion plans. South Carolina has a strong and growing manufacturing sector that is expected to benefit from the onset of “reshoring” of manufacturing from overseas. The major manufacturers in the state are currently in the aviation and automotive sectors. Boeing manufactures their new 787 Dreamliner in Charleston on the coast, while Lockheed Martin builds the F-16 fighter in Greenville in the upstate area. BMW has operated a large and growing plant in the upstate area since 1994, and Volvo opened a large manufacturing facility outside the Charleston area in 2018. Mercedes also manufactures their Sprinter Van near Charleston. Investment in educational and transportation infrastructure is also ongoing to support these industries. The Clemson University International Center for Automotive Research has the only graduate Department of Automotive Engineering in the nation, while the University of South Carolina in Columbia has established a Center for Aerospace Innovation and Research.

South Carolina is aggressively recruiting additional manufacturers to open or expand operations in the state, with particular interest from the burgeoning electric vehicle industry. Since December 2022, three major electric vehicle-related companies have announced that they are beginning operations in South Carolina with over $6 billion in investment and approximately 7,000 new jobs. Many of GSH’s key markets in South Carolina are expected to benefit from these and other future opportunities. Less than an hour from GSH’s headquarters in the core housing market area of the Midlands are three prepared industrial “megasites.” The state has dedicated over $200 million this year for economic incentives to recruit new industry. To accommodate increasing growth and freight movement needs, the state is also committing an additional $1.5 billion dollars over the next 14 years to accelerate interstate widening along the key I-26 corridor from Columbia to the Port of Charleston. GSH believes the long-term economic outlook for its market area of the Southeast is particularly strong due, in part, to these recruiting efforts by South Carolina.

As previously noted, GSH presently operates in three major market regions in South Carolina: Midlands, Upstate, and Coastal, and one market in Georgia.

Midlands

The GSH Midlands regional market area runs approximately 100 miles along the I-20 corridor from Augusta, Georgia to Kershaw County in South Carolina. Specific sub-markets include Augusta, Aiken, Columbia, Kershaw, and Sumter. Current economic drivers in this region are primarily government and military activities, although there is a growing manufacturing sector, including a new electric vehicle plant that will build SUVs for Volkswagen brand Scout. The Midlands market has a large number of significant military installations. These include Fort Jackson in Columbia, the largest training base in the Army; Shaw Air Force Base in Sumter, home to an F-16 Fighter Wing, a drone squadron, as well as the recently relocated U.S. Army Central headquarters; and Fort Gordon in Augusta, the new home of the U.S. Army Cyber Command. This large military presence provides a source of potential homebuyers with significant job stability, as well as a large number of military retirees who may look to buy homes in the area. Manufacturing has noticeably increased in the Midlands over the past decade, with Michelin and Continental tire plants, pharmaceutical and medical supply manufacturers, and Amazon distribution facilities. The Midlands is also home to the University of South Carolina, a major research university. Population growth in the Midlands market has been steady, with approximately 8.9% growth since 2010 in the Columbia metro area. Homebuyers in the Midlands market range from families to retirees, and generally focus on affordability. The average purchase price for a new home in the Midlands market in 2022 was $332,936. GSH closed 942 homes in the Midlands market in 2022, with an average price of $289,546.

Upstate

The GSH Upstate market encompasses approximately 70 miles of the I-85 corridor in the northern part of South Carolina, from near the Georgia border to Spartanburg. Specific sub-markets include the Clemson area, Greenville, Spartanburg, Greenwood, and Laurens. Manufacturing is the primary economic driver of this market, partially driven by major facilities of BMW, Michelin, GE, and Lockheed Martin, as well as other companies that support these manufacturers. The Upstate market is also home to Clemson University, a major research university and home to more than 20,000 students. Greenville has undergone a major downtown redevelopment and has now become a notable travel destination. It was recently ranked in the Top 5 Best Small Cities in the United States by Condé Nast. The Upstate area is also well-known for its abundant outdoor recreation opportunities, including world-class whitewater rafting and kayaking on the Chattooga River, as well as abundant hiking opportunities to beautiful mountains and waterfalls such as Caesar’s Head, Table Rock, and Issaqueena Falls. Population growth in the Upstate market has been strong, partially driven by almost 20% growth since 2010 in the Greenville metro area. The average purchase price for a new home in the Upstate market in 2022 was $334,895. GSH closed 421 homes in the Upstate in 2022, with an average price of $306,409.

Coastal

The GSH Coastal market follows along a 120-mile corridor of US-17 from Charleston to the North Carolina border, with sections extending further inland. Specific sub-markets include Charleston, Georgetown, Pawleys Island, Myrtle Beach, Conway, and Florence. The Coastal market’s economy is primarily driven by tourism, although the Charleston metro area also has a significant manufacturing presence, driven by facilities of Boeing, Volvo, and Mercedes. Charleston also has the eighth largest maritime seaport in the country, which saw higher cargo growth rates in 2021 than any other U.S. seaport in the last decade. The warm climate, beach access, world-class amenities, and recreational opportunities draw visitors year-round. Travel and Leisure Magazine has named Charleston the “Best City to Visit in the U.S.” for 10 years straight, while Myrtle Beach draws over 19 million visitors annually from around the world to its nearly 60 miles of beaches and numerous golf courses. While the Charleston metro market has seen dramatic price appreciation over the past few years, the rest of the Coastal market retains an affordability edge, particularly among sub-markets further inland. Demographics for homebuyers in the Coastal market vary, but there is a strong presence of out-of-state buyers and retirees. The population of both the Myrtle Beach area and Charleston metro area has increased more than 25% since 2010. The average purchase price for a new home in the Charleston metro area in 2022 was $498,786, with Myrtle Beach significantly lower at $391,419. GSH closed 242 homes in the Coastal market in 2022, with an average price of $323,696.

Competitive Strengths

GSH’s primary business objective is to create long-term returns for stockholders through its commitment to produce quality-built homes at affordable prices. GSH believes that its reputation, commitment to excellence and its support for its customers through the home buying process sets it apart from other public company homebuilders. GSH believes that the following strengths position it well to execute its business strategy and capitalize on opportunities in the Southeastern United States and across the country.

•	Established Track Record of Strong Organic Growth. Proven growth and operating successes are hallmarks of GSH’s history. Led by Michael Nieri since its inception, GSH has closed at least 11,000 homes since 2004. GSH consistently ranks as one of the nation’s fastest growing homebuilders and was declared the 3rd fastest growing private builder in America by Builder Magazine in 2017. By 2022, GSH rose to 45th on the “Builders 100” list.

•	Leading Share in Existing Markets and Close Proximity to Adjacent High-Growth Markets. According to the U.S. Census Bureau, GSH’s home state of South Carolina experienced population growth of more than 10% from 2010 to 2022 exceeding the national average of 7.4% over the same period of time. Not only does GSH enjoy leading market share in a majority of the submarkets they serve in South Carolina and Georgia, but GSH is based within 500 miles of some of the fastest growing markets in the U.S based on new home sales. This includes markets like Raleigh / Durham, Nashville, Jacksonville and Orlando, which carry the potential for expansion both organically and via strategic acquisitions. GSH’s proximity to growing population centers of the Southeast provide a unique advantage over homebuilders with less of a focus in these regions.

•	Land-light Operating Model Drives Superior Returns with Less Capital at Risk. GSH and other land-light builders do not hold large land positions on balance, but rather partner with land developers including the Land Development Affiliates that hold land and finished lots and deliver them to the builder on a “just-in-time” basis. GSH believes that this land-light model results in a more balance- sheet efficient strategy, which is expected to drive higher returns while offering more flexibility in response to changing economic conditions, and expects this to result in more stable financial performance through the housing cycle due to low invested capital and the ability to walk away from lot purchases in down markets. Because of the higher and more stable return profile, land light builders tend to trade at higher valuation multiples than peers that own considerable land positions.

•	Highly Experienced, Aligned and Proven Management Team. GSH benefits from a highly experienced management team that has demonstrated the ability to adapt to ever-changing market conditions while generating substantial growth and innovation. GSH’s executive officers and key employees have over 100 years of cumulative experience in the homebuilding industry. GSH believes its management team’s wide-ranging industry experience, combined with its incentivized executive compensation structure, have been and will continue to be the key to its success.

Growth Strategy

GSH’s management and board have established a multi-pronged growth strategy. GSH expects to achieve its growth goals through successful execution of the following strategies:

•	Continue to Leverage Key Macro Housing Trends. GSH plans to continue to capitalize on the macro housing trends including the ongoing migration from higher-cost areas in the Northeast to more affordable markets in the Southeast. Given its focus on entry-level and first-time move-up buyers, GSH also expects to take advantage of the continued inflation in rental rates to encourage renters to consider home buying as an alternative to renting. It is GSH’s view that household formation, life events and ongoing rent inflation are larger drivers in an entry-level homebuyer’s decision process than interest rates.

•	Capitalize on Strong Growth in Core Markets. U.S. Census Bureau data indicates GSH’s existing and adjacent markets continue to grow faster than national averages. These conditions are expected to allow well-capitalized homebuilders with a meaningful presence in these markets to grow faster than industry averages. For GSH going forward, market share take, growth in community count, and a re-composition of community size are expected to drive organic growth. Specifically, community count is expected to increase in 2023, and GSH expects average community size to increase in its target markets. Management of GSH expects that larger communities will allow the company to better manage sales cadence and even-flow production schedules, thereby generating increased operating leverage. GSH and its predecessors have demonstrated an ability to capitalize on these trends for more than 20 years, and capital provided from the Business Combination is expected to support additional growth in the future.

•	Accretive Mergers and Acquisitions (M&A). Homebuilding is a business that benefits from scale, where the benefits of operating as a larger entity can result in lower costs and higher margins. Further, GSH believes that the changing macroeconomic environment in 2022 will result in an increased willingness of smaller builders to explore partnerships with larger organizations. Management believes GSH has an opportunity to be an “acquirer of choice” for these smaller builders as GSH’s acquisition strategy is focused on retaining local operations and brands. GSH has in place dedicated personnel focused on M&A opportunities.

•	Programmatic Build to Rent (BTR) Relationships. Single-family rental pricing increased 8.8% nationally in 2022, driven by strong demand and limited supply for single-family rental assets. Institutional owners of residential rental homes are increasingly turning to homebuilders to help meet the need for more housing supply. Further, newly constructed rental homes tend to come with lower maintenance costs and higher rents than older homes. GSH’s existing product set, geared towards entry-level and first-time move-up buyers, is highly consistent with the rental product desired by institutional capital. GSH has considerable experience developing single-family rental homes, and is in discussions with and expects to enter programmatic relationships with institutional investors for development of Built to Rent (“BTR”) communities. GSH expects that its BTR communities will be constructed in bulk. In 2022, GSH was contracted to deliver 41 units in one BTR community. Institutional owners closed on 28 of the 41 units in this BTR community in the fourth quarter of 2022 and the remaining 13 units closed in the first quarter of 2023.GSH is also exploring opportunities for additional BTR communities in its operational footprint. GSH hopes to grow this volume with other participants over time, and expects to offer transparency and guidance to investors and the market on its BTR activities as a regular course of business and communication going forward. Finally, GSH’s BTR approach is expected to be (1) ongoing and repeatable in nature, (2) transparent, visible and predictable to public equity investors, and (3) an extension of GSH’s balance sheet efficient approach to what has traditionally been a capital intensive business. GSH is targeting approximately 10 – 20% of closings annually from its BTR initiative.

•	Ancillary Revenue Growth Opportunities. GSH management continuously looks for accretive sources of EBITDA growth, not just in product line opportunities, but also in opportunities to drive additional EBITDA from existing operations. A key example of this is the recent formation and launch of Homeowners Mortgage, which began generating revenue in July 2022. The creation of Homeowners Mortgage, currently structured as a joint venture with a leading national lender, which will arrange mortgage financing for potential homebuyers, is anticipated to deliver incremental high margin revenue to GSH and its shareholders. Beyond being a new source of revenue and EBITDA for GSH with little incremental expense or capital investment, it is anticipated that the Homeowners Mortgage joint venture will improve buyer traffic conversion and reduce backlog cancellation rates as well.

GSH’s History

GSH was founded in 2004 in Columbia, South Carolina, with the vision of providing well-built, affordably- priced homes for first-time homebuyers. Since that time, GSH has grown dramatically and has become the 45th largest home builder in the United States, having closed at least 11,000 homes since 2004.

GSH first began building homes in 2004 in the Northeast area of Columbia, South Carolina, producing products for entry-level buyers. By the late 2000s, GSH had expanded into several other markets in the Midlands area of South Carolina, including Lexington County, Richland County, and Kershaw County. Subsequently, GSH entered the Sumter, South Carolina market in 2013 and has grown to be the number one builder in that market. In 2014, GSH entered the Aiken and Florence markets in South Carolina, as well as the Augusta, Georgia market. Over this eight-year expansion, GSH averaged over 20% growth per annum in closings average annual unit growth. By 2017, GSH had expanded into the Coastal market (Charleston, Myrtle Beach) and the Upstate market (Greenville, Clemson).

GSH is one of the largest private builders in South Carolina and one of the top home builders in South Carolina. Revenues more than doubled from $171 million in 2017 to $477 million in 2022. Unit closings also more than doubled during that time period, from 773 in 2017 to 1,605 in 2022.

Moving forward, GSH intends to capitalize on its demonstrated operational experience to grow its market share within its existing markets and to opportunistically expand into new markets where it identifies strong economic and demographic trends that provide opportunities to build homes that meet its profit and return objectives.

GSH Products and Customers

GSH’s Homes and Homebuyers

GSH’s homebuilding business is driven by its commitment to building high quality homes at affordable prices in attractive locations, while delivering excellent customer service. GSH empowers its customers with flexibility to personalize their desirable open floor plans with a wide array of finishes, options and upgrades to best fit their distinctive tastes and unique needs.

In its portfolio of home plans, GSH offers a series of single-family detached and attached homes. The homes are targeted for entry-level buyers, first-time move-ups, second-time move-ups, third-time move-ups, and some custom builds. Entry-level homebuyers are typically seeking an economical path to home ownership and desire square footage, quality design and construction at affordable prices. First-time move-up homebuyers generally desire the opportunity to select and upgrade features in their homes. Second-time move-up homebuyers generally seek larger floorplans with a higher level of finish with the ability to upgrade additional features. Third-time move-up homebuyers are similar to second-time move-ups but desire a higher level of finish and top-shelf options and upgrades.

The following table sets forth the approximate current price ranges of GSH’s homes by homebuyer profile in each of its core markets.

Homebuyer Profile – Price Ranges by Markets
Market	Entry-Level	1st Move-Up	2nd Move-Up	3rd Move-Up / Custom
Upstate, SC	< $290,000	$290,000 – $340,000	$340,000 – $415,000	$415,000 – $490,000+
Midlands, SC	< $290,000	$290,000 – $390,000	$390,000 – $440,000	$440,000 – $540,000+
Coastal, SC	< $365,000	$365,000 – $390,000	$390,000 – $490,000	$490,000 – $640,000+
Overall GSH	< $290,000	$290,000 – $340,000	$340,000 – $415,000	$415,000+

The table below sets forth GSH’s product mix by buyer type for the years ended December 31, 2022 and 2021. The unit totals are based on closings.

	Homebuyer Profile – Product Mix by Buyer Type
	Year Ended December 31, 2022		Year Ended December 31, 2021
Homebuyer Profile	Number of Home Closings	% of Total	Number of Home Closings	% of Total
Entry Level	780	48.6%	924	54.2%
1st Move-Up	651	40.5%	644	37.8%
2nd Move-Up	131	8.2%	104	6.1%
3rd Move-Up	43	2.7%	33	1.9%
Total	1,605	100.0%	1,705	100.0%

The following table shows GSH’s product mix by buyer type within its three major current markets: Upstate, Midlands and Coastal regions. Presented are house closings for the years ended December 31, 2022 and 2021.

	Homebuyer Profile – Product Mix by Buyer Type by Market
	Year Ended December 31, 2022						Year Ended December 31, 2021
	Number of Home Closings						Number of Home Closings
	Upstate	Midlands	Coastal	Total	% of Total		Upstate	Midlands	Coastal	Total	% of Total
Entry Level	181	412	187	780	48.6%	Entry Level	203	616	105	924	54.2%
1st Move-Up	128	514	9	651	40.5%	1st Move-Up	184	452	8	644	37.8%
2nd Move-Up	92	11	28	131	8.2%	2nd Move-Up	45	21	38	104	6.1%
3rd Move-Up	20	5	18	43	2.7%	3rd Move-Up	22	2	9	33	1.9%
Total	421	942	242	1,605	100.0%	Total	454	1,091	160	1,705	100.0%

Land Acquisition Strategy and Development Process

Locating and analyzing attractive land positions is a critical challenge for any homebuilder. GSH controls its supply of land positions through lot purchase agreements. GSH’s land selection process begins with key economic drivers: population, demographic trends and employment growth.

Following the separation of the land development business, GSH currently operates under an asset-light lot operating strategy that allows GSH to avoid engaging in land development activities, which requires significant capital expenditures and can take several years to realize returns on the investment. Instead, GSH contracts with third-party land developers and the Land Development Affiliates, each for the purchase of developed lots. GSH’s strategy avoids the financial commitments and risks associated with direct land ownership and land development, and allows it to control a significant number of lots by putting down deposits on the lots, a relatively low capital commitment compared to the acquisition of land and a materially lower capital commitment than is required for the development of the land into finished lots. The deposit is typically 10% of the purchase price of the lots.

GSH’s land selection and sourcing process involves collaboration between GSH, third-party land developers, and the Land Development Affiliates. This collaboration relies on GSH’s longstanding relationships with land sellers, brokers and third-party developers in its target markets. This enables GSH to source land in a cost-effective manner for development by the Land Development Affiliates and to secure the right to purchase finished lots from the Land Development Affiliates and third-party developers.

Lot purchase agreements are generally entered into with the land developers between six and 24 months in advance of the expected completion of the land development, depending on whether the land is fully permitted and approved at the time the lot purchase agreement is entered into. In cases where the land is not fully permitted and approved, lot purchase agreements are generally entered into between 18 and 24 months in advance of the expected completion of the land development. In cases where the land is fully permitted and approved, lot purchase agreements are generally entered into between six and 18 months in advance of the expected completion of the land development. Pursuant to GSH’s lot purchase agreements, the lots are offered to GSH for purchase on a rolling basis, which is designed to mirror its expected home sales.

Owned and Controlled Lots

The following table presents GSH’s owned or controlled lots by market as of December 31, 2022 and 2021.

	As of December 31, 2022			As of December 31, 2021
Market / Division	Owned	Controlled	Total	Owned	Controlled	Total
Midlands	94	5,145	5,239	109	5,636	5,745
Coastal	34	1,157	1,191	44	1,135	1,179
Upstate	145	1,953	2,098	147	1,704	1,851
Total	273	8,255	8,528	300	8,475	8,775

Owned Real Estate Inventory Status

The following table presents GSH’s owned real estate inventory status as of December 31, 2022 and 2021.

	As of December 31, 2022	As of December 31, 2021
Owned Real Estate Inventory Status(1)	% of Owned Real Estate Inventory	% of Owned Real Estate Inventory
Homes under construction and finished homes	91%	88%
Developed lots	9%	12%
Total	100%	100%

(1) Represents owned homes under construction and finished lots.

Homebuilding, Marketing and Sales Process

GSH is a production builder, primarily focused on entry-level, first, and second move-up homebuyers, with some third move-up and custom construction. GSH bases the decision on what type of home to build according to its market analysis of potential homebuyers. Home construction ranges from attached single- family product such as townhomes and duplexes to detached single-family homes up to five-bedroom two- story product, primarily using plans designed in-house by GSH. The GSH build-on-demand market entails a homebuyer selecting a lot in a GSH development and picking from a selection of GSH predesigned home plans and options. GSH does some limited custom home construction as well.

GSH uses a variety of marketing tools to reach potential homebuyers, but online marketing has become a key strength of the GSH business model, allowing it to reach a broad range of potential homebuyers at relatively low expense compared to traditional advertising platforms. The digital marketing methods that GSH employs include strategic e-marketing efforts to its current database of potential customers, internet advertising enhanced by search engine marketing, search engine optimization and campaigns and promotions across an array of social media platforms. GSH has also had measurable success utilizing its online digital chat function to assist with inquiries and direct traffic directly to its onsite sales representatives. One area of strength in GSH’s digital marketing has been to leverage virtual home tours of inventory and model homes, which has been particularly effective in selling homes to buyers moving into the area from other regions of the country.

While digital marketing is a key component of the GSH home sales process, most homebuyers will ultimately want to visit a GSH product in person prior to purchasing, and GSH maintains model homes in most developments for potential buyers to see in-person the quality and design features of our homes, as well as the different options that may be available. Onsite sales representatives are present seven days a week in GSH developments to answer questions and provide potential homebuyers with a point-of-sale contact. While efficient marketing methods are important, real estate remains a complicated sales transaction and providing a potential buyer with access to a dedicated onsite sales representative who is an expert on the community is a key to the success of GSH’s sales process. Onsite sales representatives are typically local realtors who have contracted with GSH to provide this service. This allows GSH to provide potential homebuyers with a high level of service and knowledgeable onsite sales representatives without incurring the significant overhead cost of hiring full-time employees to service every development. GSH also puts a great deal of effort into maintaining good relationships with local real estate professionals in its target markets. GSH believes that this gives it a competitive advantage over other builders who rely almost solely on in-house marketing efforts.

As a regional builder, GSH has built and strives to maintain a strong reputation with its buyers, real estate partners, and the communities in which it operates. This entails being an active partner in local homebuilding, realtor, Chamber, and community organizations. GSH believes that its local presence with these partners gives it a “soft” advantage over national builders, that, while hard to measure, is distinctly noticeable. Giving back to the community through philanthropic efforts has also always been a hallmark of GSH and its founder, Michael Nieri. All of these things taken together have built a strong reputational brand.

Backlog, Sales and Closings

For reporting purposes, a new home “sale” occurs when a buyer has been pre-approved by a mortgage lender, has signed a sales contract with GSH, and has placed a deposit towards the purchase of the home. A “start” occurs when groundbreaking on a home has begun, such as pouring the foundation or footings. “Closing” occurs when the legal process for completing the sale of the home has been finalized and GSH has been paid for the sale. A certain number of sales will not be closed for one reason or another, and these are reported as “cancellations.” Homes in “backlog” are those that are under a sales contract but have not closed.

For reporting purposes, the total number of sales is reported as the number of sales during the applicable period, minus the cancellation of existing contracts during that same period. Cancellation rate is determined by the total number of cancellations for the period divided by total number of sales during the same period. Backlog is calculated as the number of homes in backlog from the prior period, plus sales for the current period, minus the number of closings for the current period.

The table below report sales, starts, closings, and backlog in each of GSH’s primary markets for the years ended December 31, 2022 and 2021.

	Year Ended December 31,						Period Over Period
	2022			2021			Percent Change
Market	Sales	Starts	Closings	Sales	Starts	Closings	Sales	Starts	Closings
Coastal	160	241	242	204	260	160	(22)%	(7)%	51%
Midlands	744	695	942	1,123	1,133	1,091	(37)%	(39)%	(14)%
Upstate	355	337	421	494	474	454	(28)%	(29)%	(7)%
Total	1,259	1,273	1,605	1,821	1,867	1,705	(33)%	(32)%	(6)%

The following table presents information concerning GSH’s new orders, cancellation rate and ending backlog for years ended December 31, 2022 and 2021.

	Year Ended December 31,
	2022	2021
Net New Orders	1,259	1,821
Cancellation Rate	17.5%	14.3%

	As of December 31,
	2022	2021
Ending Backlog – Homes	276	800
Ending Backlog – Value (in thousands)	$86,000	$210,000

Materials, Procurement and Construction

When constructing its homes, GSH uses various materials and components and is dependent upon building material suppliers for a continuous flow of raw materials. It typically takes GSH between 90 and 150 days to construct a single-family home and typically longer for custom builds. GSH’s material pricing is subject to fluctuations until construction on a home begins, at which point work orders and purchase orders are issued to subcontractors locking in the price for that particular home. Some of the factors creating the fluctuations are seasonal variation in the building cycle, labor and material supply chain disruptions, international trade disputes and resulting tariffs and increased demand for materials as a result of the improvements in the housing market. See “GSH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting GSH’s Results of Operations” for additional information.

GSH’s objective in procurement is to maximize efficiencies on local and regional levels and to ensure consistent utilization of established contractual arrangements. GSH employs a comprehensive procurement program that leverages its size and geographic footprint to achieve attractive cost savings and, whenever possible, standardize products to be used with multiple subcontractors and suppliers. GSH currently determines companywide specifications for the majority of products installed with its trade partners. This standardization process supports GSH’s efforts to maintain service levels and delivery commitments and to protect its pricing, and allows for no charge or free model home products and provides a pre-negotiated rebate amount. GSH also leverages its volume to negotiate better pricing from manufacturers. GSH currently has numerous national distribution arrangements in place for framing supplies, plumbing fixtures, appliances, heating, ventilation and air conditioning systems, roofing and other supplies.

GSH has extensive experience managing all phases of the construction process. Although GSH does not employ its own skilled tradespeople, such as plumbers, electricians and carpenters, GSH utilizes its relationships with local and regional builder associations to identify reputable tradespeople and actively participates in the management of the entire construction process to ensure that GSH homes meet its high standard of quality. GSH has area construction managers who report to division managers and the EVP of Construction. Project managers are grouped together geographically under the supervision of the area managers. The area managers are generally responsible for over a dozen communities, which typically each have a dedicated superintendent who oversees construction in the community by their subcontractors. GSH’s enterprise resource planning system and integrated construction scheduling software, along with a 3rd party scheduling software, allow its project managers to closely monitor the construction progress of each of their homes. GSH’s software also enables its project managers to monitor the completion of work, which in turns expedites payments to their subcontractors. GSH’s project managers are also responsible for making any adjustments to a home before delivery to a purchaser and for after-sales service pursuant to its warranty.

Customer Relations, Quality Control and Warranty Program

GSH pays particularly close attention to the product design process and carefully considers quality and choice of materials in an attempt to eliminate building deficiencies and reduce warranty expenses. GSH’s policy is to require all of its vendors and sub-contractors, in connection with its onboarding process, to execute its standard terms agreement, which includes, among other provisions, work quality standards. GSH’s onboarding process also requires all vendors and subcontractors to provide proof of insurance, including liability insurance and workers compensation insurance, and to include GSH as an additional insured under such policies. The quality and workmanship of GSH’s subcontractors are monitored in the ordinary course of business by GSH’s project managers and area managers, and GSH conducts regular inspections and evaluations of its subcontractors to ensure that its standards are being met. In addition, local governing authorities in all of GSH’s markets require the homes GSH builds to pass a variety of inspections at various stages of construction, including a final inspection in which a certificate of occupancy, or its jurisdictional equivalent, is issued.

GSH maintains professional staff whose role includes the provision of a positive experience for each customer throughout the pre-sale, sale, building, closing and post-closing periods. These employees are also responsible for providing after-sales customer service. GSH’s quality and service initiatives include taking customers on a comprehensive tour of their home prior to closing and using customer survey results to improve its standards of quality and customer satisfaction.

GSH provides each homeowner with product warranties covering workmanship and materials for one year from the time of closing, and warranties covering structural systems for 10 years from the time of closing and, depending on the size of the warranty claim, GSH may seek to cover claims through its general liability insurance policy. GSH believes that its warranty program meets or exceeds terms customarily offered in the homebuilding industry. The subcontractors who perform most of the actual construction of the home also provide to GSH customary warranties on workmanship.

Competition and Market Factors

GSH faces competition in the homebuilding industry, which is characterized by relatively low barriers to entry and multiple operators. GSH’s competition includes national, regional, and local homebuilders, as well as the individual home resale market and available rental housing. Homebuilders compete for, among other things, homebuyers, desirable lots, financing, raw materials and skilled labor. Competition for homebuyers is primarily based upon factors such as price, location, design, quality, and the reputation of the builder. Increased competition may prevent GSH from acquiring attractive lots on which to build homes or make such acquisitions more expensive, hinder its market share expansion or lead to pricing pressures on its homes that may adversely impact its margins and revenues.

The housing industry is cyclical and is affected by consumer confidence levels, employment, affordability, prevailing economic conditions and interest rates. Other factors that affect the housing industry and the demand for new homes include: the availability and the cost of land, labor and materials; changes in consumer preferences; demographic trends; and the availability and interest rates of mortgage finance programs. See “Risk Factors” for additional information regarding these risks.

GSH is dependent upon building material suppliers for a continuous flow of raw materials. Whenever possible, GSH attempts to utilize standard products available from multiple sources. In the past, such raw materials have been generally available in adequate supply.

GSH was affected by supply chain disruptions as a result of the COVID-19 pandemic, which have generally been resolved. The disruptions had similar effects on GSH’s competitors. In response, GSH adjusted its raw material purchasing which included an increased use of standardized components in its houses, purchasing larger quantities of standardized components, and focusing on standardization that allowed the components to be sourced from multiple manufacturers. This allowed GSH to construct more homes from inventoried supplies and reduced delays.

See “GSH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting GSH’s Results of Operations” for additional information.

Seasonality

The sale of both new and existing homes in the United States exhibit demonstrable seasonality over the course of a calendar year. This seasonality can be evidenced across multiple sources including, but not limited to, government data (U.S. Census Bureau), trade groups (National Association of Realtors) and public company reports. Typically, prospective home buyers search for homes beginning in late winter to early spring, which in industry parlance is often referred to as the “spring buying season”. As homes are constructed, those contracts are then closed upon through the summer into fall. As a result, GSH and the homebuilding industry tends to experience more new home sales in the first half of a calendar year and increased closings and revenue recognition in the second half of a calendar year.

In all of its markets, GSH has historically experienced similar variability in its results of operations and capital requirements from quarter to quarter due to the seasonal nature of the homebuilding industry. As a result, GSH’s revenue may fluctuate on a quarterly basis. As a result of seasonal activity, GSH’s quarterly results of operations and financial position at the end of a particular quarter are not necessarily representative of the results it expects at year end. GSH expects this seasonal pattern to continue in the long-term. See “GSH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Costs of Building Materials and Labor — Seasonality” for additional information.

Governmental Regulation and Environmental, Health and Safety Matters

As a licensed builder in Georgia and South Carolina, GSH is subject to each state’s statutes and regulations governing licensure, as well as other federal, state, and local laws and ordinances that govern the construction of homes in the relevant jurisdictions in which GSH operates. Homes built by GSH in Georgia and South Carolina are required to be built to conform to the standards established by the latest edition of the International Residential Code (“IRC”) (as adopted and modified by each state). The construction of homes to the IRC standards is closely monitored by local authorities, and homes built by GSH must pass inspection at multiple stages of the construction process. Enforcement of the IRC standards is conducted at the local level, which has led and may continue to lead to conflicting interpretations among the multiple jurisdictions in which GSH does business, and can cause delays to the construction process. Changes to the IRC or differences in interpretation among jurisdictions may result in additional costs incurred by GSH in the construction process.

Preparation of building sites for homes is governed by a variety of federal, state, and local environmental statutes, regulations, and ordinances. As a purchaser of finished lots from developers, one of the principal regulatory requirements that affects GSH is the requirement that it comply with storm-water and erosion control measures. Regulators frequently inspect GSH homes for compliance with these measures, and fines and other penalties causing delays may be imposed if such inspections reveal that these regulations have not been complied with.

Federal and state environmental laws may hold current or former real estate owners strictly or jointly and severally liable for certain hazardous or toxic substances that may be found on the property. Current or former owners may be required to investigate and clean up these substances and owners can be found liable for related damages. Homes subject to these conditions, or certain naturally occurring conditions like methane or radon, may require a mitigation plan, and a home subject to a mitigation plan may be less attractive to buyers. Use of building material by GSH that is found to be hazardous and to cause injury could also result in GSH being held liable for damages.

GSH procures lots for building homes from the Land Development Affiliates and other third-party developers. The supply of lots from these companies is affected by a number of federal, state, and local statutes, regulations, and ordinances, and can lead to substantially increased costs, delays, or even cancellation of the construction of communities. Unexpected factors such as an endangered species being found on a site, unanticipated jurisdictional wetlands, or geotechnical factors may lead to delays in the supply of lots or increased costs. Local governments may pass restrictions on density and other zoning requirements that make building homes more costly or impractical. Local jurisdictions may also pass moratoriums on development or issuing building permits that can affect the supply of lots to GSH. While GSH will generally purchase developed and entitled lots from the Land Development Affiliates and other third-party developers, these lots may be subject to subsequent restrictions and regulations by local authorities, which can increase costs. GSH expects the use of local government land-use regulation to restrict residential development will intensify in the future.

Homeowners Mortgage, GSH’s joint-venture mortgage brokerage company, is subject to a wide array of federal and state statutes and regulations. As a mortgage broker, Homeowners Mortgage is primarily regulated by state financial services regulators: the South Carolina Department of Consumer Affairs (SCDCA), the South Carolina Board of Financial Institutions (SCBOFI), the North Carolina Commissioner of Banks (NCCOB), and the Georgia Department of Banking and Finance (GADBF). In addition, federal enforcement authority is vested with the Federal Trade Commission (FTC) and the United States Consumer Financial Protection Bureau (CFPB). Homeowners Mortgage is subject to both federal and state law, including regulations promulgated by federal financial regulators (mainly, the CFPB and Federal Reserve Board) and the state financial regulators, which implement these laws. State financial regulators oversee the licensing of Homeowners Mortgage as a mortgage broker. Homeowners Mortgage maintains a Mortgage Broker License in North Carolina and South Carolina and a Mortgage Broker/Processor License/Registration in Georgia. Homeowners Mortgage’s activities, advertising, disclosures to consumers, and its relationship with mortgage loan originators (MLOs) is subject to numerous federal laws, including the Real Estate Settlement Practices Act (RESPA) and its implementing regulation, Regulation X; the Truth in Lending Act (TILA) and Regulation Z; the Equal Credit Opportunity Act (ECOA) and Regulation B; the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (SAFE Act); the Home Mortgage Disclosure Act (HMDA) and Regulation C; the Gramm-Leach-Bliley Act (GLBA) and Regulation P; the Fair Credit Reporting Act (FCRA) and Regulation V; and the Mortgage Acts and Practices — Advertising Rule (MAP Rule) and Regulation N. Some of these laws and regulations directly apply to Homeowners Mortgage, while other obligations apply indirectly through its relationship with the MLOs. The states in which Homeowners Mortgage operates have corollary legal and regulatory regimes, as well as additional restrictions on the conduct of mortgage brokerage businesses that are specific to transactions within the given state. Beyond these laws and regulations, Homeowners Mortgage is subject to compliance with the terms of various governmental and government-sponsored enterprise (GSE) underwriting and compliance guides. These programs, such as those operated by the Federal Housing Administration (FHA), the Veterans Benefits Administration (VA), the United States Department of Agriculture (USDA), the Federal National Mortgage Association (FNMA/Fannie Mae), the Government National Mortgage Association (GNMA/Ginnie Mae), and the Federal Home Loan Mortgage Corporation (FHLMC/Freddie Mac) promulgate regulations and guidelines pursuant to which they will originate or guarantee mortgage loans.

Human Capital Resources and Organizational Culture

GSH builds quality homes for the people in the Southeastern United States. The values GSH team members bring to accomplish that mission are those common to where they grew up, individually and as an organization. GSH enjoys a sterling reputation with its customers, competitors, developers, and government officials driven by its institutional values. This hard-won reputation of its team members and organization gives GSH a competitive advantage over national builders in GSH’s core markets. GSH believes that its culture, and the commitment of its team members to it, has enabled GSH’s growth rate to date.

GSH currently has approximately 148 full-time team members. Of these, approximately 101 work in or are based out of the corporate office in Irmo, SC, which is located in the largest GSH regional market, the Midlands. GSH also has an office in the Upstate market in Mauldin, SC, with approximately 26 employees, and an office in the Coastal market in Myrtle Beach, SC, with approximately 21 employees. The regional concentration of GSH markets, mostly within a two-hour drive from corporate headquarters in Columbia in the Midlands market, allows GSH to retain a light, cost-effective team and infrastructure footprint in the Upstate and Coastal markets.

GSH offers its team members generous benefits, including paid time off, health insurance and a 401k retirement plan. GSH values its team members and understands the importance of them to the success of our business. No GSH team members are members of a labor union or covered by a collective bargaining agreement, there have been no work stoppages or strikes, and relations between GSH and team members are believed to be positive. GSH primarily uses subcontractors to build homes, and GSH believes it has good relationships with these subcontractors.

Facilities

GSH’s corporate headquarters are located in Irmo, South Carolina, which is only a few miles from Columbia, the state capitol of South Carolina. The corporate office consists of approximately 15,000 square feet of office space. GSH also leases local offices in Myrtle Beach, SC, in the Coastal area of South Carolina, and Mauldin, SC, in the upstate area of South Carolina. GSH believes that its current facilities are adequate to meet its current needs.

Legal Proceedings

From time to time, GSH is a party to ongoing legal proceedings in the ordinary course of business. GSH does not believe the results of currently pending proceedings, individually or in the aggregate, will have a material adverse effect on its business, financial condition, results of operations or liquidity.